Exhibit 99.1

GLEN BURNIE BANCORP ANNOUNCES

2015 4Q EARNINGS AND YEAR END EARNINGS

GLEN BURNIE, MD (February 25, 2016) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie®, today reported fourth quarter and year-end earnings for 2015.

For the quarter ended December 31, 2015, the company realized net income of $447,000 or

$0.16 basic and diluted earnings per share as compared to net income of $480,000 or $0.17 basic and diluted earnings per share for the same period in 2014. Net interest income after pro- visions for credit losses for the fourth quarter of 2015 was $2,370,000 compared to $2,229,000 for the same three-month period in 2014.

Net income for the year ended December 31, 2015 was $1,353,000 or $0.49 basic and diluted earnings per share as compared to net income of $1,914,000 or $0.69 basic and diluted earnings per share in 2014. Net interest income after provisions for credit losses for the year ended December 31, 2015 was $9,520,000 as compared to $10,695,000 in 2014. Assets as of December 31, 2015 were $390,580,000 as compared to $394,630,000 as of December 31, 2014.

Michael G. Livingston, President and Chief Executive Officer, stated “The Bank and, as a result, the Company, along with the rest of the financial services industry, have been impacted by the downward pressure on net interest margins caused by the lower interest rates due to steps taken by the Federal Reserve in managing the recovery. We believe we are a sound, conservatively run financial institution, and we have remained profitable and well capitalized through this difficult time without governmental assistance. We have continued to be actively engaged with the communities we serve, providing loans to meet their needs.”

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $390 million. Founded in 1949, The Bank of Glen Burnie® is a community bank with eight branch offices serving Anne Arundel County. www.thebankofglenburnie.com

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Contact: Michael G. Livingston, President & CEO

Phone: 410-768-8858

Email: MGLivingston@bogb.net

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	(unaudited)	(audited)
	December	December
	31, 2015	31, 2014
Assets

Cash and due from banks	$7,493	$7,101
Interest bearing deposits	2,308	2,155
Federal funds sold	2,570	4,024
Investment securities	98,790	87,993
Loans, net of allowance	259,637	273,986
Premises and equipment at cost, net of accumulated depreciation	3,369	3,671
Other real estate owned	74	45
Other assets	16,339	15,654
Total assets	$390,580	$394,629

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$335,191	$338,877
Long-term borrowings	20,000	20,000
Other liabilities	1,213	1,922
Total liabilities	356,404	360,799

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares; issued and outstanding December 31, 2015 2,773,361; December 31, 2014 2,760,964 shares	2,773	2,761
Surplus	9,986	9,854
Retained earnings	21,718	21,112
Accumulated other comprehensive loss, net of tax benefits	(301)	103
Total stockholders' equity	34,176	33,830

Total liabilities and stockholders' equity	$390,580	$394,629

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)		(unaudited)
	2015	2014	2015	2014

Interest income on
Loans, including fees	$2,876	$3,081	$11,577	$12,318
U.S. Treasury securities	10	28	80	28
U.S. Government agency securities	179	161	745	723
State and municipal securities	245	331	1,081	1,357
Other	46	26	123	94
Total interest income	3,356	3,627	13,606	14,520

Interest expense on
Deposits	414	490	1,750	1,893
Long-term borrowings	162	162	641	641
Total interest expense	576	652	2,391	2,534

Net interest income	2,780	2,975	11,215	11,986

Provision for credit losses	410	746	1,695	1,021

Net interest income after provision for credit losses	2,370	2,229	9,520	10,965

Other income
Service charges on deposit accounts	123	115	443	464
Other fees and commissions	210	205	795	807
Other non-interest income	12	10	513	19
Income on life insurance	55	57	219	224
Gains on investment securities	369	575	1,038	1,156
Total other income	769	962	3,008	2,670

Other expenses
Salaries and employee benefits	1,596	1,629	6,491	6,632
Occupancy	183	189	778	807
Other expenses	808	852	3,661	3,973
Total other expenses	2,587	2,670	10,930	11,412

Income before income taxes	552	521	1,598	2,223

Income tax expense	105	41	245	309

Net income	$447	$480	$1,353	$1,914

Net income per share of common stock	$0.16	$0.17	$0.49	$0.69

Weighted-average shares of common stock outstanding	2,773,151	2,760,662	2,768,966	2,755,671